Exhibit 10.1

NEPHROS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted: August 14, 2025

Each member of the Board of Directors (the “Board”) of Nephros, Inc. (the “Company”) who is a Non-Employee Director is entitled to receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. Capitalized terms used but not defined in this policy shall have the meanings given such terms in the Company’s 2024 Equity Incentive Plan, as hereafter amended from time to time (the “Plan”).

1.	Annual Cash Compensation

(a) General. Each Non-Employee Director will receive the cash compensation set forth below for service on the Board, which compensation amounts will be payable in equal quarterly installments, in arrears following the end of each fiscal quarter in which the service occurred, pro-rated for any partial months of service. All cash fees are vested upon payment.

Each Non-Employee Director:	$20,000 per year
Board Chair:	$15,000 per year
Audit Committee Chair:	$15,000 per year, plus $1,000 per Audit Committee meeting

(b) Election to Receive Stock in Lieu of Cash. Notwithstanding the cash compensation amounts set forth above, each Non-Employee Director may elect to receive a Restricted Stock Award in lieu of all or a portion of such cash payments. If so elected in accordance with this paragraph, the Company shall, without any further action of the Board, grant to such electing Non-Employee Director a Restricted Stock Award under the Plan relating to a number of shares of Common Stock determined by dividing (x) such cash amount by (y) 83% of the Fair Market Value on the applicable grant date. To elect to receive a Restricted Stock Award in lieu of cash compensation, a Non-Employee Director shall give written notice (including by email) to the Company of such election prior to the Company’s filing of its Form 10-Q (with respect to the first three fiscal quarters) or Form 10-K (with respect to the fourth fiscal quarter) with the Securities and Exchange Commission (each, a “Periodic Report”). The grant date with respect to an election to receive a Restricted Stock Award pursuant to this paragraph shall be deemed to be the first date on which two full trading days have elapsed following the filing of the applicable Periodic Report. A Restricted Stock Award granted pursuant to this paragraph shall be deemed fully vested upon the grant date.

2.	Equity Compensation

All equity awards will be granted under the Plan. All stock options granted under this policy will be Nonstatutory Stock Options with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value of the Common Stock on the date of grant.

(a) Automatic Equity Grants.

(i) Initial Option Grant for New Directors. Without any further action of the Board, the Company shall grant to each person who is elected or appointed for the first time to be a Non-Employee Director a Nonstatutory Stock Option to purchase a number of shares of Common Stock equal to 0.11% of the total outstanding fully-diluted shares of Common Stock (i.e., assuming the issuance of all shares of Common Stock underlying all outstanding options, warrants or other instruments that may be converted into or exchanged for Common Stock) (the “Initial Option Grant”). Each Initial Option Grant will vest in three equal installments on each of the grant date and the first and second anniversaries of the date of the Non-Employee Director’s initial election or appointment. The grant date with respect to an Initial Option Grant shall be deemed to be the first date on which two full trading days have elapsed following the filing of the next Periodic Report immediately following the date on which such Non-Employee Director was first elected or appointed.

(ii) Annual Grants. Without any further action of the Board, each person who is a Non-Employee Director immediately following the conclusion of each Annual Meeting of Stockholders will automatically be granted the following equity awards:

●	a Nonstatutory Stock Option to purchase a number of shares of Common Stock equal to 0.10% of the total outstanding fully-diluted shares of Common Stock (the “Annual Option Grant”); and

●	a Restricted Stock Award covering a number of shares determined by dividing $32,000 by 83% of the Fair Market Value on the grant date (the “Annual Stock Grant”).

The grant date with respect to an Annual Option Grant or an Annual Stock Grant shall be deemed to be the first date on which two full trading days have elapsed following the filing of the next Periodic Report immediately following the date of such Annual Meeting of Stockholders. Each Annual Option Grant will vest in three equal installments on each of the grant date and the first and second anniversaries of such Annual Meeting. Fifty percent of the shares covered by each Annual Stock Grant will be deemed immediately vested on the grant date and the remaining 50% shall vest on December 31 of the year of such grant.

(b) Vesting; Corporate Transaction. All vesting is subject to the Non-Employee Director’s Continuous Service on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Corporate Transaction, the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Corporate Transaction.

(c) Remaining Terms. The remaining terms and conditions of each Award will be as set forth in the forms of Awards Agreements adopted from time to time by the Board.

3.	Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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